WESCO INTERNATIONAL, INC.
Deferred Compensation Plan for Non-Employee Directors
Amended and Restated September 20, 2007

1.	Name and Purpose

The name of this plan is the WESCO International Deferred Compensation Plan for Non-Employee Directors (the “Plan”). Its purpose is to provide non-employee Directors of WESCO International, Inc. (the “Company”) with the opportunity to defer the compensation otherwise payable to them as members of the Board of Directors (the “Board”).

2.	Effective Date and Duration

The Plan was originally effective January 1, 1999. This amendment and restatement of the Plan is effective September 20, 2007. The Plan will remain in effect until it is terminated by the Board in accordance with the By-laws of the Company.

3.	Administration

The Plan will be administered by the Board and the Compensation & Benefits Committee of the Board consistent with the By-laws of the Company. The Board is authorized to interpret the terms and provisions of the Plan and to adopt such rules and regulations for the administration of the Plan as it deems advisable. The Board may delegate administrative functions to the Compensation Committee, Corporate Secretary of the Board (“Secretary”) or other individuals. The Board must approve changes to the Plan, and the Board's decisions are binding on all parties.

4.	Eligibility

Eligibility to participate in the Plan shall extend to all non-employee members of the Board. A “Participant” in the Plan means a Director who has elected to defer receipt or payment of all or a portion of their compensation under the terms of the Plan (“Deferred Compensation”).

5.	Deferral Elections

Prior to the beginning of any calendar year in which stock of the Company is publicly traded for which compensation or payment is made, a Participant may elect to defer payment of twenty-five percent (25%) or more of the retainer earned for such year to a date or dates specified by the Participant in the Agreement. This deferral is effected by executing a Deferred Compensation Agreement (“Agreement”) in substantially the form set forth in Exhibit A of the Plan, and filing the Agreement with the Secretary prior to the date specified above. An election to defer, filed in accordance with this paragraph, is binding and irrevocable except as specified below, and will continue to be applicable for all future years until a Participant modifies or terminates that election by written notice prior to the beginning of the calendar year in which such action is to become effective. A Director who first begins providing service as a Director on a date after the beginning of a calendar year may file the foregoing election within 30 days after such date, and such election shall apply to the portion of such retainer earned for such year after the date the election is made.

6.	Modifying a Deferral Election

A Participant may, at any time, modify their deferral election with respect to amounts that have not yet been paid. This is done by notifying the Secretary prior to the beginning of the calendar year of changes that the Participant wishes to make. No change may be made to an election that has been filed for a calendar year once that period has begun.

7.	Stock Units and Share Price

Only compensation received in the form of stock units may be deferred. The share price (“Share Price”) established for each stock unit will be the average of the high and low trading prices for the Company's publicly-traded common stock shares as of the first trading day in January of the same year.

8.	Deferred Compensation Account

The Company will establish and maintain a separate account (“Account”) for each Participant. Each deferral will occur on the date that the Compensation would otherwise have been paid. On the deferral date, the Company will credit the account with the number of shares calculated by dividing the cash equivalent amount of the Participant's compensation to be deferred by the Share Price at the beginning of the period (“Deferred Share Units”). Deferred Share Units are like common shares in all respects except with regard to voting rights.

An amount equal to the dividend per share, if any, that is paid on an outstanding common share will be credited to the Account for each Deferred Share Unit. Dividend credits on Deferred Share Units will be calculated by dividing the aggregate cash amount of the dividends by the Share Price at the beginning of the period. Deferred Share Units arising from dividend credits will be distributed according to the distribution schedule in the Agreement.

Amounts credited to the Account will be maintained to four decimal places, but no fractional shares will be distributed. Distributions will be rounded down to the nearest full share, until the final distribution, in which any fractional share will be distributed to cash.

In the event of any change affecting the common stock of the Company because of a stock split, re-capitalization, consolidation, acquisition of assets in an exchange of stock, spin-off or other distribution of assets (other than normal cash dividends) or other similar corporate change, the Secretary, with advice as needed of independent legal counsel, will make equitable adjustments in the number of Deferred Stock Units in each Participant's Account as are deemed appropriate to maintain consistent treatment with the effect on the stockholders of the Company from any such change.

9.	Distribution of Deferred Compensation

A Participant may elect to receive a distribution of Deferred Share Units only in shares of WESCO International, Inc. Class “A” Common Stock, either in annual installments or in a lump sum in accordance with the distribution schedule in the Agreement. As indicated in the Agreement, all distributions will be made or begin within 30 days after the later of (i) January 1 of the year following, or (ii) the first day of the seventh month following the Participant's separation from service with the Company. In the event of death, payment will be made within 30 days to the designated beneficiary (or beneficiaries) or the executor/executrix of the Participant's estate.

10.	Unforeseeable Emergency

Notwithstanding the time and frequency of the distribution(s) of Deferred Share Units designated in the Agreement, the Board may authorize, upon written application by the Participant, the distribution of Deferred Share Units (including a lump sum payment) upon the Participant's Unforeseeable Emergency. The distribution shall not exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay an federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). For purposes of this Section 10, the term “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependent (as defined in Section 152 of the Internal Revenue Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Internal Revenue Code; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

11.	Early Withdrawal

Except as provided in Section 10 above, a Participant may not receive an early withdrawal from the Plan.

12.	Participant's Rights

Establishment of or participation in the Plan in no way constitutes a contract or agreement to continued Board service of the Participant with the Company for any fixed period of time or the right to receive any benefits not specifically provided in the Plan. All Deferred Compensation Units shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred or otherwise held for the account of a Participant, the Participant is a general creditor of the Company. The obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way. The Company shall not segregate assets, create any security interest or encumber its assets in order to provide for the payment(s) of the balance(s). Notwithstanding the preceding sentence, the Company may in its sole discretion establish a grantor trust, the assets of which shall be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency, and if so established, benefits payable under the Plan shall be paid from this trust to the extent not otherwise paid from the Company's general assets.

13.	Non-alienability and Non-transferability

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be the subject in any manner to alienation or anticipation. No Participant may borrow against his account.

14.	Right of First Refusal

If at least 20% of the common stock of the Company is not publicly traded, the Company retains the right of first refusal on the sale of any shares distributed to a Participant. The Participant must notify the Company in writing of the intent to sell the shares. If the Company intends to exercise its right, it must purchase the shares from the Participant within 30 days of receiving the sale notification. The purchase price will be the average of the closing price on the ten (10) trading days preceding the Participant's sale notification.

15.	General Provisions

Except to the extent superseded by Federal law, the laws of the Commonwealth of Pennsylvania will be controlling in all matters relating to the Plan. To the extent required by the laws in effect at the time the compensation is earned or Deferred Share Units are distributed, the Company shall withhold from the compensation, or the Deferred Share Units distributed, any taxes required to be withheld for federal, state or local government purposes.

16.	Amendment and Termination

The Board may, at any time or from time to time, amend, modify or terminate the Plan, and distribute to Participants the balance in their Accounts in the event changes in tax laws or any other form of regulation make continued deferrals undesirable. However, no amendment, modification or termination of the Plan will, without the consent of a Participant, adversely affect the Participant's rights with respect to amounts then accrued in the account.